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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KKR FINANCIAL HOLDINGS LLC
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

555 California Street, 50th Floor
San Francisco, California 94104

March 13, 2012

Dear Fellow Holders of Common Shares:

        The directors and officers of KKR Financial Holdings LLC, or the Company, join me in extending to you a cordial invitation to attend the 2012 annual meeting of the holders of the Company's common shares, or the Annual Meeting. The Annual Meeting will be held on April 25, 2012 at 9:00 a.m., San Francisco time, on the 9th floor of The City Club of San Francisco at 155 Sansome Street, San Francisco, CA 94104.

        This year, for the first time, we are pleased to have utilized the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. The e-proxy process has allowed us to expedite our shareholders' receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting.

        In accordance with this rule, we sent shareholders of record at the close of business on March 5, 2012 a Notice of Internet Availability of Proxy Materials on or about March 13, 2012. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

        Enclosed you will find the Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, you should have received a Notice of Internet Availability of Proxy Materials. At the Annual Meeting we are seeking to elect twelve directors, all of whom will be elected by the holders of the Company's common shares, voting as a single class. The holders of the Company's common shares will also be asked to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012.

        Your management and your Board of Directors unanimously recommend that you vote FOR all nominees for directors and FOR the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

        It is very important that your shares be represented at the Annual Meeting. Therefore, you should vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card by following the instructions contained in the Notice of Internet Availability of Proxy Materials, whether or not you plan to attend personally. This will ensure that your shares are represented at the Annual Meeting.

        On behalf of the Board of Directors, I thank you for your continuing support.

Yours very truly,

William C. Sonneborn Chief Executive Officer and Director

555 California Street, 50th Floor
San Francisco, California 94104

NOTICE OF 2012 ANNUAL MEETING OF HOLDERS OF COMMON SHARES
TO BE HELD ON APRIL 25, 2012

To the Holders of Common Shares of
        KKR Financial Holdings LLC:

        NOTICE IS HEREBY GIVEN that the annual meeting of holders of common shares, or the Annual Meeting, of KKR Financial Holdings LLC, a Delaware limited liability company, or the Company, will be held on the 9th floor of The City Club of San Francisco at 155 Sansome Street, San Francisco, CA 94104 on April 25, 2012 at 9:00 a.m., San Francisco time, to consider and vote on the following matters:

          1.     The election of twelve directors, each to serve until the next annual meeting of the holders of common shares and until his or her successor is duly elected and qualified;

          2.     The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012; and

          3.     The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Details concerning those matters to come before the Annual Meeting are set forth in the accompanying proxy statement for your inspection.

        Our Board of Directors has fixed the close of business on March 5, 2012 as the record date for the determination of holders of the Company's common shares entitled to notice of or to vote at the Annual Meeting or any meetings held upon adjournment or postponement of the Annual Meeting. Only the holders of record of the Company's common shares as of the close of business on March 5, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 25, 2012: This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, are available free of charge on the Investor Relations section of our website (http://ir.kkr.com/kfn_ir/kfn_annuals.cfm).

        Holders of the Company's common shares are cordially invited to attend the meeting in person. The presence at the meeting, in person or by proxy, of the holders of shares entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. Your vote is important. Whether or not you plan to attend the meeting, please vote your shares today either over the Internet, by telephone or by requesting a paper proxy card to complete, sign and return by mail. Easy instructions for Internet and telephone voting procedures are described on the following page, in the General Information section beginning on page 1 of this Proxy Statement, on the proxy card and contained in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Nicole J. Macarchuk General Counsel and Secretary

Dated: March 13, 2012
San Francisco, California

 PROXY VOTING METHODS

        If, at the close of business on March 5, 2012, you were a shareholder of record, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies as described on page 3 of this Proxy Statement.

        If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on April 24, 2012 to be counted.

To vote by proxy:

BY INTERNET

  •
  Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

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  You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

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  From a touch-tone telephone, dial (800) 690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

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  You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.

BY MAIL

  •
  Request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

  •
  When you receive the proxy card, mark your selections on the proxy card.

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  Date and sign your name exactly as it appears on your proxy card.

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  Mail the proxy card in the postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

i

ii

555 California Street, 50th Floor
San Francisco, California 94104

PROXY STATEMENT

April 25, 2012
Annual Meeting of the Holders of Common Shares

        This proxy statement is being made available to the holders of common shares of KKR Financial Holdings LLC, or the Company, in connection with the solicitation of proxies for use at the annual meeting of holders of our common shares, or the Annual Meeting.

Information About Attending the Annual Meeting

        The Annual Meeting will be held on the 9th floor of The City Club of San Francisco at 155 Sansome Street, San Francisco, CA 94104 on April 25, 2012, at 9:00 a.m., San Francisco time. An admission ticket (or other proof of share ownership) and some form of government issued photo identification (such as a valid driver's license or passport) will be required for admission to the Annual Meeting. Only holders of record of our common shares at the close of business on March 5, 2012 will be entitled to attend the Annual Meeting. These proxy materials are first being sent to shareholders beginning on or about March 13, 2012.

Information About the Record Date

        Our Board of Directors, or the Board, has fixed the close of business on March 5, 2012 as the record date for the Annual Meeting, or the Record Date. Only holders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof, in person or by proxy. At the Record Date, there were 178,393,521 common shares outstanding and entitled to vote at the Annual Meeting.

        If your common shares are held in a bank or broker account, contact your bank or broker to obtain a written legal proxy in order to vote your shares or take any other actions at the Annual Meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your common shares or take any other actions, but you may still attend the Annual Meeting as our guest if you bring a recent bank or brokerage statement showing that you owned KKR Financial Holdings LLC common shares at the close of business on March 5, 2012.

Information About this Proxy Statement

  General

        This proxy statement is furnished to you in connection with the solicitation by our Board of proxies from the holders of our common shares to be exercised at the Annual Meeting to be held on

April 25, 2012, at 9:00 a.m., San Francisco time, and at any adjournment(s) or postponement(s) of such meeting, to consider and vote on the following proposals:

          1.     The election of twelve directors, each to serve until the next annual meeting of the holders of common shares and his or her successor is duly elected and qualified;

          2.     The ratification of the appointment by our Audit Committee of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the year ending December 31, 2012; and

          3.     The transaction of such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

        The Notice of Internet Availability of Proxy Materials (see Notice of Internet Availability of Proxy Materials below) was mailed to holders of our common shares on or about March 13, 2012. Our proxy materials include:

  •
  this Proxy Statement for the Annual Meeting; and

  •
  the Company's Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 28, 2012 (the "Annual Report").

        If you requested printed versions by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

  Quorum Requirement

        The presence at the Annual Meeting, in person or by proxy, of the holders of common shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., votes not cast by a broker or other record holder in "street-name" or nominee name who has returned a properly executed proxy solely because such record holder does not have discretionary authority to vote on the matter), if any, will be counted toward the presence of a quorum.

  Information About Votes Necessary for Action to be Taken

        With respect to Proposal 1, the directors will be elected by a plurality of the votes cast by the holders of common shares entitled to vote thereon at the Annual Meeting. Under the current New York Stock Exchange, or NYSE, rules, a broker will not have discretionary authority to vote your shares at the Annual Meeting on this proposal. Accordingly, abstentions and broker non-votes as to the election of directors will have no effect on the result of the vote.

        With respect to Proposal 2, the affirmative vote of the holders of a majority of the common shares then outstanding entitled to vote thereon present in person or represented by proxy at the Annual Meeting is necessary for the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2012. Accordingly, abstentions will have the same effect as a vote against the proposal. We do not expect that there will be any broker non-votes with respect to this proposal.

  Information About Voting

        Holders of common shares can vote in person, online, by telephone or by mail. Holders of common shares that attend the Annual Meeting in person can cast one vote for each common share held on all matters to come before the meeting. To be admitted to the Annual Meeting in person you will need your proof of identification along with either your Notice of Internet Availability of Proxy Materials or proof of stock ownership. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of KKR Financial Holdings LLC stock, such as a bank or brokerage account statement. Holders of common shares may authorize a proxy to cast their votes online, by mail or by telephone. See "Proxy Voting Methods" above or the Notice of Internet Availability of Proxy Materials for more information.

        Holders of common shares who hold their shares in "street-name" (i.e., through a bank, broker or other nominee) may also be able to provide voting instructions to their street name holders by telephone or via the Internet by following the instructions provided by such nominee. The votes entitled to be cast by the holders of our common shares represented by properly authorized proxies will be cast at the Annual Meeting as indicated or, if no instruction is given, will be voted in favor of Proposals 1 and 2. Additionally, the votes entitled to be cast by the holders of such shares will be cast in the discretion of the proxy holder on any other matter that may come before the meeting. We do not presently know of any other business that may come before the Annual Meeting.

  Notice of Internet Availability of Proxy Materials

        Pursuant to the rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected this year to provide shareholders access to our proxy materials, including our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and view instructions on how to vote online, by telephone or by mail, over the Internet. The e-proxy process has allowed us to expedite our shareholders' receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the "Notice") on or about March 13, 2012 to shareholders of record entitled to vote at the Annual Meeting. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice and to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. Instructions on how to access the proxy materials over the Internet or to request a printed copy from us may be found on the Notice.

  Revocation of Proxy

        Any person giving a proxy has the right to revoke it at any time before it is exercised by (1) filing with our Secretary a duly signed revocation, (2) authorizing a proxy having a later date than any previously delivered proxy or (3) voting in person at the Annual Meeting.

  Inspector of Election

        We have retained Broadridge Financial Solutions, Inc., or Broadridge, to act as the independent inspector of the election.

  Expenses

        All expenses in connection with the solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers and directors may also solicit proxies by telephone, facsimile or in person. We have retained Broadridge to assist in the distribution and solicitation of proxies and to verify records related to the solicitation for a fee of approximately $7,500 plus reimbursement for out-of-pocket expenses incurred during the solicitation. We will pay no additional compensation to our officers and directors or to officers or employees of our manager, KKR Financial Advisors LLC, or the Manager, for these activities. We have agreed to indemnify Broadridge against liabilities arising in connection with the proxy solicitation unless caused by Broadridge's negligence or misconduct.

Address of Our Principal Executive Office

        The complete mailing address of our principal executive office is:

  KKR Financial Holdings LLC
  555 California Street, 50th Floor
  San Francisco, California 94104

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Holders of Shares to Be Held on April 25, 2012.

        The following Proxy Materials are available for you to view online at https://materials.proxyvote.com/48248A and http://ir.kkr.com/kfn_ir/kfn_annuals.cfm : (i) this proxy statement (including all attachments); (ii) our Annual Report (which is not deemed to be part of the official proxy soliciting materials); and (iii) any amendments to the foregoing materials that are required to be furnished to shareholders. In addition, if you have not received a copy of our Proxy Materials and would like one, you may download an electronic copy of our Proxy Materials at https://materials.proxyvote.com/48248A and http://ir.kkr.com/kfn_ir/kfn_annuals.cfm or obtain a paper copy upon request to KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104.

PROPOSAL ONE:
ELECTION OF DIRECTORS

        Our Board has nominated all twelve of our current directors, Messrs. Hazen, Sonneborn, Edwards, Finigan, Hubbard, Kari, Licht, Nuttall, Ryles and Strothotte and Mmes. Collins and McAneny, to serve until the next annual meeting of the holders of common shares and until their respective successors are duly elected and qualified. The holders of our common shares have the right to annually elect all twelve director nominees to our Board.

        In connection with evaluating our director nominees, the Nominating and Corporate Governance Committee considers the following qualifications: leadership experience, financial expertise, risk experience and public policy experience. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards.

        The Nominating and Corporate Governance Committee knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person as director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee. In accordance with the Amended and Restated Operating Agreement of the Company, or the Operating Agreement, directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the twelve nominees receiving the highest number of votes will be elected.

Name	Age	Biography
Paul M. Hazen	70	Paul Hazen has been a member of the Board of Directors since July 2004. Mr. Hazen was with Wells Fargo Bank for 31 years, retiring in 2001. With Wells Fargo, he served as Vice Chairman from 1978 to 1984, President and COO from 1984 to 1995, Chairman and President and CEO from 1995 to 1998 and Chairman from 1998 to 2001.

Mr. Hazen also brings considerable directorial and board committee experience to the Board. Mr. Hazen is a director of Safeway. From May, 2000, to May 2010, he served as a director of Xstrata AG, listed on the London stock exchange, where Mr. Hazen served on the Remuneration Committee. Mr. Hazen is also Chairman of Accel-KKR. From June 1999 to July 2006, Mr. Hazen served as Deputy Chairman and Lead Independent Director of Vodafone Group PLC, where he also served as Chair of the Audit Committee. From January 2001 to June 2005, Mr. Hazen served as a director of Willis Group Holdings plc, a global insurance broker, and also served on the Audit Committee. In 2001, Mr. Hazen was selected as Outstanding Director of the Year by the Outstanding Directors Exchange (ODX).

Mr. Hazen holds a B.S. in Finance from the University of Arizona and an MBA from the University of California at Berkeley. Among many qualifications, Mr. Hazen's extensive business and management experience within financial services, including through his tenure as Chairman and CEO of Wells Fargo, are of incredible value to the Board.

Name	Age	Biography
William C. Sonneborn	42

Mr. Sonneborn has been our Chief Executive Officer and a director since December 2008. He is the Chief Executive Officer of our Manager and serves on its investment committee. Prior to joining KKR he spent over 10 years at The TCW Group, Inc. most recently as President and Chief Operating Officer of The TCW Group, Inc. and Chief Executive Officer of The TCW Funds,  Inc. and a member of the international executive committee of Societe Generale Asset Management, S.A. His responsibilities at TCW included overseeing and developing portfolio management, operations, and sales and marketing in both traditional and alternative investments. He has also served as a member of the board of directors of The TCW Group, Inc., The TCW Funds, Inc., The TCW Strategic Income Fund, Inc. and Sompo Japan Asset Management in Tokyo, Japan. Prior to TCW, he spent six years in investment banking at Goldman, Sachs & Co. in both New York and Hong Kong predominately focused on executing mergers and acquisitions for financial institutions. Mr. Sonneborn graduated with honors from Georgetown University. Mr. Sonneborn brings valuable experience and background within investment management and financial services to the Company as our Chief Executive Officer, and to our Board as a director.

Tracy L. Collins	48

Ms. Collins has been a director since August 2006. During her career in financial services, Ms. Collins worked as a Senior Managing Director and Head of Asset-Backed Securities Research at Bear Stearns & Co., Inc. from March 1996 through December 2000 and prior to that as a Managing Director and Head of Asset-Backed Securities Research at Credit Suisse Group (formerly known as Credit Suisse First Boston) for approximately nine years. Ms. Collins' strong knowledge of structured finance products and general business background are significant assets to the Board.

Robert L. Edwards	56

Mr. Edwards has served as a member of our Board of Directors since November 2011. He has been Executive Vice President and Chief Financial Officer of Safeway Inc. since March 2004. He was Executive Vice President and Chief Financial Officer of Maxtor Corporation from September 2003 to March 2004. Prior to joining Maxtor, Mr. Edwards was Senior Vice President, Chief Financial Officer and Chief Administrative Officer at Imation Corporation, a developer, manufacturer and supplier of magnetic and optical data storage media, from 1998 to 2003. Before joining Imation, Mr. Edwards had a successful 20-year career at Santa Fe Pacific Corporation, and held positions of increasing responsibility in the areas of finance, administration and corporate development. Mr. Edwards brings extensive public company accounting, finance and management experience to our Board.

Name	Age	Biography
Vincent Paul Finigan	65

Mr. Finigan has been a director since February 2006. He is currently Of Counsel with the law firm of Snyder Miller & Orton LLP. He was a partner at the law firm of Morgan, Lewis & Bockius LLP from 2003 to 2007 and was with the law firm of Brobeck, Phleger & Harrison LLP from 1972 to 2003. With over thirty-nine years of experience in the legal field representing a diverse range of companies on complex matters, Mr. Finigan brings important legal expertise, judgment and perspective to the Board.

R. Glenn Hubbard	53

Mr. Hubbard has been a director since October 2004. He was named the Dean of Columbia University's Graduate School of Business in 2004. From 1994 to the present time, Mr. Hubbard has been the Russell L. Carson Professor of Finance and Economics in the Graduate School of Business of Columbia University, where he is a professor of Economics. From February 2001 until March 2003, he took a leave of absence from his teaching post to serve as Chairman of the U.S. Council of Economic Advisers. He was Deputy Assistant Secretary of the U.S. Treasury Department for Tax Policy from 1991 to 1993. Mr. Hubbard is a research associate at the National Bureau of Economic Research, and a visiting scholar at the America Enterprise Institute in Washington, D.C. He is currently a director of ADP, Inc., BlackRock Closed-End Funds and MetLife,  Inc. He is also a past Chairman and trustee of the Economic Club of New York and an elder of the Fifth Avenue Presbyterian Church. He was previously a board member of Capmark Financial, Duke Realty Corporation, Ripplewood Holdings, RH Donnelly and Information Services Group, Inc. Among many qualifications, Mr. Hubbard provides the Board with substantial knowledge and expertise on global macroeconomic conditions, regulatory change and perspective on financial markets. Mr. Hubbard serves as our Lead Independent Director.

Ross J. Kari	53

Mr. Kari has been a director since August 2004. He is currently the Chief Financial Officer of the Federal Home Loan Mortgage Corporation (Freddie Mac). Until September 2009, he was the Chief Financial Officer of Fifth Third Bancorp. Prior to that he was Executive Vice President and CFO of Safeco Corporation from June 2006 to November 2008 and Executive Vice President and Chief Operating Officer of the Federal Home Loan Bank of San Francisco from March 2002 to June 2006. Mr. Kari was Chief Financial Officer of MyCFO, a wealth management firm, from 2001 to 2002, and prior to that, was employed at Wells Fargo for 18 years, including as Chief Financial Officer from 1998 to 2001. Having served as Chief Financial Officer of various publicly traded financial services companies, Mr. Kari brings valuable finance and accounting expertise as well as extensive experience with financial institutions to his positions as a director and Chair of our Audit Committee.

Name	Age	Biography
Ely L. Licht	64

Mr. Licht has been a director since April 2005. From March 2007 to February 2009 he was Executive Vice President and Chairman of Credit Policy for Capmark Financial, and from March 2009 to August 2009 he served as a consultant to Capmark Financial. Prior to joining Capmark Financial, Mr. Licht was in retirement. From January 2002 to December 2002, Mr. Licht was semi-retired, serving as a consultant to Wells Fargo on a part-time basis. Prior to his semi-retirement, Mr. Licht was employed at Wells Fargo for 18 years, including as Chief Credit Officer from November 1998 to December 2001, and Executive Vice President for Credit Administration from February 1990 to November 1998. Mr. Licht's experience at Wells Fargo as Chief Credit Officer and Chairman of Credit Policy for Capmark Financial is invaluable to the Company in reviewing credit exposures contained within the Company's business.

Deborah H. McAneny	52

Ms. McAneny has been a director since April 2005. Ms. McAneny was the Chief Operating Officer of Benchmark Assisted Living, LLC from April 2007 to May 2009. Prior to that she was employed at John Hancock Financial Services for 20 years, including as Executive Vice President for Structured and Alternative Investments of John Hancock Financial Services and as a member of its Policy Committee from 2002 to 2004, Senior Vice President for John Hancock's Real Estate Investment Group from 2000 to 2002, and as a Vice President of the Real Estate Investment Group from 1997 to 2000. She is currently the lead independent director of HFF, Inc. and serves as the Chairman of its Nominating and Governance Committee and a member of its Audit Committee. In addition she is a director of Benchmark Senior Living, LLC, and a member of its Audit and Compensation Committees. She is also a director of RREEF America REIT II and a Trustee of the University of Vermont, the Rivers School and is a past President of the Commercial Mortgage Securities Association. Ms McAneny holds and an Advanced Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Ms. McAneny brings substantial structured finance knowledge and real estate and financial services company experience to our Board.

Name	Age	Biography
Scott C. Nuttall	39

Mr. Nuttall has been a director since July 2004 and is a Member of KKR. Mr. Nuttall joined KKR in 1996 and heads KKR's Global Capital and Asset Management Group which includes the Client and Partner Group, KKR Capital Markets and KKR Asset Management. He has played a significant role in KKR's private equity investments in Alea Group Holdings, Amphenol, Bristol West Holdings, Capmark Financial, First Data Corporation, KinderCare Learning Centers, Legg Mason, Masonite International, Walter Industries and Willis Group. Mr. Nuttall is currently a member of the board of directors of First Data and Legg Mason. He is actively involved in funds affiliated with KKR and is a member of KKR's Management Committee. Prior to joining KKR, he was with the Blackstone Group where he was involved in numerous merchant banking and merger and acquisition transactions. He received a B.S., summa cum laude, from the University of Pennsylvania. Mr. Nuttall brings substantial financial services and private equity expertise and judgment to our Board.

Scott A. Ryles	53

Mr. Ryles has been a director since November 2008. He is currently the Chairman and CEO of Home Value Protection, Inc. He was previously Vice Chairman of Cowen and Company from February 2007 to December 2010. Prior to joining Cowen and Company, Mr. Ryles served as the Chief Executive Officer of Procinea Management LLC and was the founder, Chief Executive Officer and President of Epoch Partners, Inc. Mr. Ryles also spent 18 years at Merrill Lynch in various investment banking positions including Co-Head of West Coast Investment Banking, Global Head of Natural Resources, Global Head of Technology and was a member of the firm's Operating Committee. Mr. Ryles was previously a Director of ArcSight, Inc., Fortify Software, Inc. and The Gymboree Corporation. Mr. Ryles brings significant experience in finance, investment banking and management to our Board.

Willy R. Strothotte	66

Mr. Strothotte has been a director since January 2007. Mr. Strothotte is Chairman of Glencore International AG. From 1961 to 1978 Mr. Strothotte held various positions with responsibility for international trading in metals and minerals in Germany, Belgium and the USA. In 1978, Mr. Strothotte joined Glencore International, taking up the position of Head of Metals and Minerals in 1984. Mr. Strothotte was appointed Chief Executive Officer of Glencore in 1993 and held the combined positions of Chairman and Chief Executive Officer from 1994 until 2001, when the roles of Chairman and Chief Executive were split. Mr. Strothotte has been Chairman of Xstrata AG since 1994, and Chairman of Xstrata plc since February 2002, and is currently a director of Century Aluminum Corporation, Glencore International AG and Minara Resources Limited. Among many qualifications, Mr. Strothotte brings to our Board extensive experience in business strategy, management and energy and commodities as the leader of a successful global business.

        Our Board unanimously recommends that you vote "FOR" the twelve nominees listed above. In the absence of instructions to the contrary, executed proxies solicited in connection with this proxy statement will be voted "FOR" such nominees.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected Deloitte to act as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Our Board, upon the recommendation of the Audit Committee, is asking the holders of our common shares to ratify Deloitte's appointment. Deloitte served as our independent registered public accounting firm for the fiscal year ended December 31, 2011 and the Audit Committee and the Board believe it is desirable and in our best interests to continue to retain Deloitte. A representative of Deloitte is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions from the holders of common shares.

        If the foregoing proposal is not approved by the holders of a majority of the common shares represented at the Annual Meeting, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

        Our Board and Audit Committee unanimously recommend that you vote "FOR" the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2012. In the absence of instructions to the contrary, executed proxies solicited in connection with this proxy statement will be voted "FOR" such ratification.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our Board is committed to establishing and maintaining corporate governance practices that reflect high standards of ethics and integrity. To that end, we have established a Nominating and Corporate Governance Committee and adopted Corporate Governance Guidelines to assist our Board in the exercise of its responsibilities. The Nominating and Corporate Governance Committee Charter and our Corporate Governance Guidelines are available on our website located at http://ir.kkr.com/kfn_ir/documentdisplay.cfm?DocumentID=1211&CommitteeID =1202 and http://ir.kkr.com/kfn_ir/documentdisplay.cfm?DocumentID=1215, respectively. They are also available in print by writing to KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104. Any modifications to the Corporate Governance Guidelines will be reflected on our website.

Code of Ethics

        Our Board has established a Code of Ethics that applies to our officers, directors and employees (should we in the future have any employees) and to the officers and employees of the Manager, when such individuals are acting for or on our behalf. Among other matters, our Code of Ethics is designed to promote our commitment to ethics and compliance with the law, provide reporting mechanisms for known or suspected ethical or legal violations and help prevent and detect wrongdoing. We have specific policies in place to address:

  •
  conflicts of interest;

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  corporate opportunities;

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  fair dealing;

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  insider trading;

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  confidentiality;

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  protection and proper use of Company assets;

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  compliance with laws, rules and regulations;

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  timely and truthful public disclosure;

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  reporting of known or suspected violations or accounting deficiencies; and

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  accountability for violations.

        Any waiver of the Code of Ethics for our executive officers or directors may be made only by our Board or the Audit Committee and will be promptly disclosed as required by law or stock exchange regulations. The Code of Ethics is available on our website located at http://ir.kkr.com/kfn_ir/documentdisplay.cfm?DocumentID=1214 and is also available in print by writing to KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104. Any modifications to the Code of Ethics will be reflected on our website.

Director Independence

  Director Independence

        Our Board is comprised of a majority of independent directors. In order for a director to be considered "independent", our Board must affirmatively determine that the director satisfies the criteria for independence established by Section 303A of the NYSE Listed Company Manual. Our Board has determined that the following directors, comprising a majority of our directors, are independent: Tracy L. Collins, Robert L. Edwards, Vincent Paul Finigan, R. Glenn Hubbard, Ross J. Kari, Ely L. Licht, Deborah H. McAneny, Scott A. Ryles and Willy R. Strothotte. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

  Board Committee Independence

        All of our committees, except for the Executive Committee, consist solely of independent directors as consistent with the applicable NYSE rules and Securities Exchange Commission, or SEC, regulations. Please refer to "Board of Directors and Committees—Committees of the Board" below for more information on our Board committees.

Communications with the Board of Directors

        Holders of our common shares and other interested parties who wish to communicate with a member or members of our Board, including communications directed to the independent members of the Board, may do so by addressing their correspondence to such member or members; the Company will forward all such correspondence to the member or members of the Board to whom such correspondence was addressed:

By mail:	KKR Financial Holdings LLC Attn: Investor Relations 555 California Street, 50th Floor San Francisco, California 94104

        The Audit Committee of our Board has established procedures for employees of our Manager, holders of our common shares and others to report openly, confidentially or anonymously concerns regarding our compliance with legal and regulatory requirements or concerns regarding our accounting, internal accounting controls or auditing matters. Reports may be made orally or in writing to the chairman of the Audit Committee:

By mail:	Ross J. Kari c/o Freddie Mac 8200 Jones Branch Drive McLean, Virginia 22102
By phone:	(703) 903-2000

        In addition, reports can also be made directly to management by mail or in person at:

By mail:	KKR Financial Holdings LLC Attn: General Counsel and Secretary 555 California Street, 50th Floor San Francisco, California 94104
By phone:	(415) 315-6538

Director Attendance at Annual Meeting

        Although director attendance at our annual meeting each year is encouraged, we do not have an attendance policy. We expect all of our directors, except for Mr. Hubbard, to attend the Annual Meeting. All of our then directors attended the 2011 annual meeting.

BOARD OF DIRECTORS AND COMMITTEES

        Our Board directs the management of our business and affairs, as provided by our Operating Agreement and Delaware law, and conducts its business through meetings of the Board and five standing committees: the Affiliated Transactions Committee, the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. Our Board also has a Lead Independent Director. All of the committees, except for the Executive Committee, consist solely of independent directors. Matters put to a vote at any one of our committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written or electronic consent of the directors on that committee. Our Board has adopted written charters for the Affiliated Transactions Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, current copies of which are available at our website located at http://ir.kkr.com/kfn_ir/kfn_governance.cfm and are also available in print by writing to KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104. Our Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by our Board.

Leadership Structure

        The offices of our Chief Executive Officer and Chairman of the Board are currently occupied by separate persons. We believe that having a separate Chief Executive Officer and Chairman of the Board promotes the active involvement of the Board in the oversight of the Company and their active participation in setting the agenda and priorities for the Company. Similarly, our Chief Executive Officer's participation on the Board as a Director provides direct access to and accountability of management. Because the Chairman is not independent, we have designated a Lead Independent Director who calls meetings of the independent directors, and serves as the principal liaison between the independent directors and the Chairman of the Board, Chief Executive Officer and Chief Operating Officer. The Lead Independent Director serves as Chairman of the Board when the Chairman is not present. Mr. Hubbard has been designated as our Lead Independent Director. We believe that having a Lead Independent Director enhances the independence of the Board and strengthens our oversight.

Risk Management

        The Board is actively involved, as a whole and at the committee level, in overseeing the management of the Company. Enterprise risks are identified by management and the Board and are handled by an appropriate committee where potential issues are reviewed and discussed. In particular, the Affiliated Transactions Committee oversees the Company's investment policies and ensures the appropriateness of any investments with affiliates and transactions that otherwise present actual or perceived conflicts of interest; the Audit Committee oversees financial risks and reviews internal policies; the Compensation Committee oversees incentive grants to our Manager; and the Nominating and Corporate Governance Committee oversees and manages risks associated with our Board and potential conflicts of interest. The Board satisfies its responsibilities by reviewing the full committee reports regarding each committee's actions and deliberations, in addition to regular reports from management regarding potential issues.

Meetings of the Board

        During the 2011 fiscal year, our Board met on four occasions. Each director attended at least 75% of the aggregate of the total number of meetings in 2011 (held during the period for which such person was a director) of our Board and of the committees on which the director served (held during the period that such person served on such committees), other than Mr. Strothotte who attended approximately 67% of the meetings of the Compensation Committee on which he serves.

Committees of the Board

  Affiliated Transactions Committee

        The members of the Affiliated Transactions Committee are Vincent Paul Finigan, Deborah H. McAneny, Scott A. Ryles and Willy R. Strothotte. Vincent Paul Finigan chairs the Affiliated Transactions Committee. The Affiliated Transactions Committee is responsible for reviewing and monitoring the Manager's compliance with the investment policies established by our Board and the affiliated transactions policy that the Manager has adopted, as well as providing pre-approval of specified transactions with affiliates, and reviewing transactions with related parties, including directors, officers, employees and holders of greater than 5% of our common shares. A detailed discussion of the specific guidelines observed by the Affiliated Transactions Committee when evaluating investment opportunities is included below in "Certain Relationships and Related Transactions—Relationships with KKR; Other Relationships and Related Transactions".

        Our Board has determined that each of the directors on the Affiliated Transactions Committee satisfies the independence requirements of NYSE. The Affiliated Transactions Committee held four meetings during 2011.

  Audit Committee

        The members of the Audit Committee are Tracy L. Collins, Robert L. Edwards, R. Glenn Hubbard, Ross J. Kari and Scott A. Ryles. Ross J. Kari chairs the Audit Committee. Among other things, the Audit Committee is responsible for:

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  our accounting and financial reporting processes;

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  the integrity and audits of our consolidated financial statements;

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  our compliance with legal and regulatory requirements;

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  the qualifications and independence of the independent registered public accounting firm;

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  the performance of the independent registered public accounting firm and any internal auditors;

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  engaging an independent registered public accounting firm;

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  reviewing with the independent registered public accounting firm the plans and results of the audit engagement;

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  approving professional services provided by the independent registered public accounting firm;

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  considering the range of audit and non-audit fees; and

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  reviewing the adequacy of our internal accounting controls.

        Our Board has determined that all of the Audit Committee members satisfy the independence and financial literacy requirements of the NYSE. Our Board has also determined that each of Ross J. Kari and Robert L. Edwards is an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee held seven meetings during 2011.

  Compensation Committee

        The members of the Compensation Committee are Tracy L. Collins, Vincent Paul Finigan, Deborah H. McAneny and Willy R. Strothotte. Deborah H. McAneny chairs the Compensation Committee.

        The principal functions of the Compensation Committee are to:

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  review the compensation payable to the directors;

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  oversee the annual review by our independent directors of the fees that we pay to our Manager under the Amended and Restated Management Agreement, or the Management Agreement, among the Manager and us; and

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  administer our 2007 Share Incentive Plan, as amended, or our 2007 Share Incentive Plan, and approve the grant of awards under that Plan to our directors and our Manager.

        The Compensation Committee has authority to determine the compensation payable to our directors and to grant awards under our 2007 Share Incentive Plan and solicits recommendations from our executive officers and outside compensation consultants in determining the amount or form of such director compensation or awards. The Compensation Committee also oversees risk when it considers granting options and restricted shares to our Manager under the Management Agreement. In particular, the factors considered by the Compensation Committee in making grants to our Manager may include performance related factors such as achievement of specified levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity, and/or management of credit risk or market risk, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. As a result, the Compensation Committee evaluates performance factors, such as net income, in conjunction with other key risk exposure factors in making grants to our Manager.

        The Compensation Committee has the discretion to retain and terminate compensation consultants as it deems necessary to fulfill its duties. During 2011, the Compensation Committee engaged and received advice from Johnson Associates, Inc. to assist the committee in the determination of the amount and form of director compensation, including by providing information on compensation provided at other externally managed specialty finance companies, and to assist the committee in its periodic evaluation of the terms of the Management Agreement. Furthermore, because the

Management Agreement provides that the Manager is responsible for managing our affairs, our executive officers, all of whom are employees of the Manager, do not receive compensation directly from us for serving as our executive officers.

        Our Board has determined that all of the Compensation Committee members satisfy the independence requirements of the NYSE. The Compensation Committee held six meetings during 2011.

  Executive Committee

        The members of the Executive Committee are William C. Sonneborn and Scott C. Nuttall. The Executive Committee exercises the authority of our Board on such matters as are delegated to it by our Board from time to time and exercises the powers of our Board between meetings of our Board.

        The Executive Committee did not hold any formal meetings during 2011.

  Nominating and Corporate Governance Committee

        The members of the Nominating and Corporate Governance Committee are Vincent Paul Finigan, R. Glenn Hubbard and Deborah H. McAneny. R. Glenn Hubbard chairs the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee recommends to the Board future nominees for election as directors and considers potential nominees brought to its attention by any of our directors or officers. The committee has not established a specific set of minimum qualifications that must be met by director candidates. In making recommendations, however, the committee considers and will evaluate such candidates based on their backgrounds, skills, expertise, accessibility and availability to serve effectively on the Board. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards.

        In addition, the committee reviews and makes recommendations on matters involving the general operation of our Board and our corporate governance, and annually recommends to our Board nominees for each committee of our Board. The Nominating and Corporate Governance Committee annually assesses our Board's performance as a whole and of the individual directors and reports thereon to our Board and is also responsible for overseeing the implementation of, and periodically reviewing, the Company's Corporate Governance Guidelines.

        The Nominating and Corporate Governance Committee will evaluate director candidates proposed by holders of common shares on the same basis that it evaluates other director candidates. The proposing holder of our common shares should also include his or her contact information and a statement of his or her share ownership (how many common shares owned and for how long). Holders of our common shares may submit the candidate's name, credentials, contact information and his or her written consent to be considered as a candidate to:

By mail:	R. Glenn Hubbard c/o KKR Financial Holdings LLC 555 California Street, 50th Floor San Francisco, California 94104

        Our Board has determined that each of the members of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE. The Nominating and Corporate Governance Committee held four meetings during 2011.

 DIRECTOR COMPENSATION

        Mr. Sonneborn and Mr. Nuttall, or the Excluded Directors, do not receive any additional compensation for serving on our Board. The following table sets forth information concerning the compensation of our non-Excluded Directors who served during 2011.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)(3)	Share Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Tracy L. Collins	$75,500	$70,000	—	$145,500
Robert L. Edwards(5)	$14,000	—	—	$14,000
Vincent Paul Finigan	$102,000	$70,000	$40,444	$212,444
Paul M. Hazen	$162,000	$120,000	—	$282,000
R. Glenn Hubbard	$105,000	$100,000	$96,125	$301,125
Ross J. Kari	$91,500	$70,000	—	$161,500
Ely L. Licht	$56,000	$70,000	—	$126,000
Deborah H. McAneny	$92,000	$70,000	$26,725	$188,725
Scott A. Ryles	$72,500	$70,000	—	$142,500
Willy R. Strothotte	$66,500	$70,000	$74,525	$211,025

(1)
Consists of the amounts described below under "Cash Compensation", including cash compensation deferred by Mr. Hubbard and Mr. Strothotte as described below. In the case of Mr. Hazen, includes an annual retainer of $150,000 for serving as our chairman; in the case of Mr. Hubbard, includes an annual retainer of $25,000 for serving as the Lead Independent Director and $7,500 for serving as chair of our Nominating and Corporate Governance Committee; in the case of Mr. Kari and Mr. Finigan, includes an annual retainer of $25,000 for serving as chairs of our Audit Committee and Affiliated Transactions Committee, respectively; and, in the case of Ms. McAneny, includes an annual retainer of $15,000 for serving as chair of our Compensation Committee. During 2011, Mr. Hubbard and Mr. Strothotte deferred a total of $105,000 and $66,500, respectively, in cash compensation in exchange for 11,563 and 7,297 shares of phantom shares, respectively, pursuant to the KKR Financial Holdings LLC Non-Employee Directors' Deferred Compensation and Share Award Plan, or the Deferred Compensation Plan, as described in more detail below under "Deferred Compensation Plan".

(2)
The amounts shown in this column reflect restricted share awards described below under "Equity Compensation", including the restricted share awards deferred by Mr. Finigan, Mr. Hubbard, Ms. McAneny and Mr. Strothotte as described below. These awards vest in one-third increments on the first three anniversaries of the date of grant. The amounts shown in this column reflect the aggregate grant date fair value of restricted share awards granted during 2011 as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. See Note 11 to the consolidated financial statements included in our Annual Report for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC 718. The grant date and number of common shares awarded for each restricted share award are set forth below:

Name	Share Award: Number of Restricted Shares	Grant Date Fair Value per Share	Grant Date	Aggregate Number of Unvested Restricted Shares Held as of 12/31/11
Tracy L. Collins	8,849	$7.91	August 9, 2011	22,456
Robert L. Edwards(5)	—	—	—	—
Vincent Paul Finigan	8,849	$7.91	August 9, 2011	—
Paul M. Hazen	15,170	$7.91	August 9, 2011	38,495
R. Glenn Hubbard	12,642	$7.91	August 9, 2011	11,948
Ross J. Kari	8,849	$7.91	August 9, 2011	22,456
Ely L. Licht	8,849	$7.91	August 9, 2011	22,456
Deborah H. McAneny	8,849	$7.91	August 9, 2011	—
Scott A. Ryles	8,849	$7.91	August 9, 2011	27,864
Willy R. Strothotte	8,849	$7.91	August 9, 2011	—

  During 2011, Mr. Finigan, Ms. McAneny and Mr. Strothotte each deferred 8,849 restricted shares awarded as equity compensation in exchange for 8,849 phantom shares pursuant to the Deferred Compensation Plan, as described below under "Deferred Compensation Plan". Mr. Hubbard deferred 12,642 restricted shares awarded as equity compensation in exchange for 12,642 phantom shares pursuant to the Deferred Compensation Plan.

(3)
As of December 31, 2011, each non-Excluded Director's share account under the Deferred Compensation Plan was credited the following number of phantom shares:

Name	Phantom Shares Received in Lieu of Cash Compensation (#)	Phantom Shares Received in Lieu of Restricted Share Awards (#)	Total Phantom Shares (#)
Tracy L. Collins	—	—	—
Robert L. Edwards(5)	—	—	—
Vincent Paul Finigan	10,213	57,257	67,470
Paul M. Hazen	—	—	—
R. Glenn Hubbard	126,590	37,086	163,676
Ross J. Kari	—	—	—
Ely L. Licht	—	—	—
Deborah H. McAneny	—	45,823	45,823
Scott A. Ryles	—	—	—
Willy R. Strothotte	88,660	52,480	141,140
(4)
The amounts shown in this column represent distributions that were earned on phantom shares.

(5)
Mr. Edwards joined the Board in November 2011.

  Cash Compensation

        Each non-Excluded Director (other than Mr. Hazen) receives an annual retainer of $50,000, a fee of $1,500 for each full Board meeting attended in person or telephonically and a fee of $1,500 for each committee meeting attended in person or telephonically. Mr. Hazen, in his capacity as our chairman, received an annual retainer of $150,000 for services in such capacity and a fee of $3,000 for each full Board meeting attended in person or telephonically and $3,000 for each committee meeting attended in person or telephonically in fiscal 2011. Beginning in April 2012, our chairman will receive an annual retainer of $175,000 for services in such capacity with all meeting fees remaining unchanged from fiscal

2011. Furthermore, the Audit Committee and the Affiliated Transactions Committee chairs and the Lead Independent Director each receives an annual retainer of $25,000, the Compensation Committee chair receives an annual retainer of $15,000 and the Nominating and Corporate Governance Committee chair receives an annual retainer of $7,500. We also reimburse the non-Excluded Directors for their travel expenses incurred in connection with their attendance at full Board and committee meetings.

  Equity Compensation

        The non-Excluded Directors are eligible to receive restricted common shares, common share options and other share-based awards under our 2007 Share Incentive Plan. On August 9, 2011, the Compensation Committee granted certain awards of restricted common shares to our chairman and non-Excluded Directors pursuant to the 2007 Share Incentive Plan. The Compensation Committee granted our chairman 15,170 restricted common shares, Mr. Hubbard 12,642 restricted common shares and each of Ms. Collins, Mr. Finigan, Mr. Kari, Mr. Licht, Ms. McAneny, Mr. Ryles and Mr. Strothotte 8,849 restricted common shares. Mr. Finigan, Mr. Hubbard, Ms. McAneny and Mr. Strothotte elected to defer receipt of such restricted common shares in exchange for an equal number of phantom shares. These awards vest in one-third increments on the first three anniversaries of the date of grant. Subsequent awards are expected to be granted to the non-Excluded Directors on an annual basis and, in the case of newly elected non-Excluded Directors, upon their election as directors, subject to formal grant by the Compensation Committee.

  Deferred Compensation Plan

        Effective May 4, 2007, the Board adopted the Deferred Compensation Plan pursuant to which non-employee directors are provided with an opportunity to defer payment of all or a portion of their annual fees and/or receipt of all or a portion of their restricted share awards in accordance with the terms of the plan. Generally, directors who wish to defer all or a portion of their compensation are required to file an election on or before December 31 of the year preceding the year in which such fees and restricted share awards are earned. All deferrals are credited to individual accounts as a bookkeeping entry on our records. Additionally, directors may elect to receive current payment of all or a portion of their fees in common shares.

        If a director elects to defer a portion of his or her fees, his or her account is credited, on the fifteenth day after the end of our fiscal quarter (or if such day is not a business day, the immediately preceding business day), with a number of phantom shares equal to the fees deferred divided by the average fair market value of the shares over the applicable fiscal quarter. If a director elects to defer a portion of any restricted share award, his or her account is credited, as of the date on which such award is granted, with the number of phantom shares equal to the number of restricted shares deferred pursuant to the election. A director will become vested in the phantom shares to the same extent that he or she would have become vested in such restricted shares had they been issued under the terms of the 2007 Share Incentive Plan. A director's account will be credited with dividend equivalents on the phantom shares held in his or her account when dividends are paid with respect to our common shares.

        Amounts credited to a director's account will be distributed upon the earlier of (i) the first day of the year following his removal or separation from the Board and (ii) a date previously designated by the director. The amount credited to a director's account will be paid in shares unless we elect to pay such amount in cash. However, in the event of a change in control, all amounts in a director's account will be distributed in a lump sum on the date of the change in control, either in cash or common shares, as previously elected by the director. We may use common shares reserved under the 2007 Share Incentive Plan and/or common shares we purchase on the open market to satisfy our obligations under the Deferred Compensation Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents certain information known to us regarding the beneficial ownership of our common shares. In accordance with SEC rules, each listed person's beneficial ownership includes:

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  all shares the investor actually owns (of record or beneficially);

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  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

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  all shares the investor has the right to acquire within 60 days (such as upon exercise of common share options that are currently vested or which are scheduled to vest within 60 days).

        Except as otherwise noted, information is given as of March 5, 2012. The table presents information regarding:

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  each of our named executive officers;

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  each of our directors;

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  all of our directors and executive officers as a group; and

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  each holder of shares known to us to own beneficially more than five percent of our common shares.

        Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all of our common shares shown as beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owners(1)	Number of the Company's Common Shares Beneficially Owned	Percentage of the Company's Common Shares Beneficially Owned(2)
FMR LLC(3)	26,721,822	15.0%
Leon G. Cooperman(4)	19,888,000	11.1%
Thornburg Investment Management, Inc.(5)	15,759,043	8.8%
Paul M. Hazen(6)	553,339	*
William C. Sonneborn(7)(18)	386,704	*
Michael R. McFerran(8)(18)	118,066	*
Nicole J. Macarchuk(9)	35,890	*
Tracy L. Collins(10)	53,936	*
Robert L. Edwards	—	*
Vincent Paul Finigan(11)	6,059	*
R. Glenn Hubbard(12)	55,341	*
Ross J. Kari(13)	63,659	*
Ely L. Licht(14)	71,836	*
Deborah H. McAneny(15)	33,716	*
Scott C. Nuttall(18)	375,564	*
Scott A. Ryles(16)	37,164	*
Willy R. Strothotte(17)	4,913	*
All officers and directors as a group (14 persons)	1,796,187	1.0%

*
Holdings represent less than 1% of all shares outstanding.

(1)
The address for all officers and directors and our Manager is c/o KKR Financial Advisors LLC, 555 California Street, 50th Floor, San Francisco, California 94104.

(2)
Based on 178,393,521 of our common shares outstanding as of March 5, 2012.

(3)
Of this aggregate number, FMR LLC reported on Schedule 13G filed with the SEC on February 14, 2012 that it had (a) sole voting power on 3,200 shares, (b) shared voting power on no shares, (c) sole dispositive power on 26,721,822 shares and (d) shared dispositive power on no shares. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)
Of this aggregate number, Leon G. Cooperman reported on Schedule 13G filed with the SEC on February 6, 2012 that he had (a) sole voting power on 12,421,087 shares, including shares deemed owned by virtue of our debt that is convertible into shares, (b) shared voting power on 7,466,913 shares, (c) sole dispositive power on 12,421,087 shares, including shares deemed owned by virtue of our debt that is convertible into shares, and (d) shared dispositive power on 7,466,913 shares. The address for Leon G. Cooperman is 88 Pine Street, Wall Street Plaza, 31st Floor, New York, NY 10005.

(5)
Of this aggregate number, Thornburg Investment Management, Inc. reported on Schedule 13G filed with the SEC on February 3, 2012 that it had (a) sole voting power on 15,759,043 shares, (b) shared voting power on no shares, (c) sole dispositive power on 15,759,043 shares and (d) shared dispositive power on no shares. The address for Thornburg Investment Management, Inc. is 2300 North Ridgetop Road, Santa Fe, NM 87506.

(6)
Includes 38,495 unvested restricted common shares.

(7)
Includes 117,013 unvested restricted common shares.

(8)
Includes 44,375 unvested restricted common shares.

(9)
Includes 32,868 unvested restricted common shares.

(10)
Includes 22,456 unvested restricted common shares.

(11)
Excludes 67,470 phantom shares, which may only be distributed to Mr. Finigan on the first day of the year following his removal or separation from the Board or, if earlier, upon a change in control of the Company.

(12)
Includes 11,948 unvested restricted common shares and excludes 163,676 phantom shares, which may only be distributed to Mr. Hubbard on the first day of the year following his removal or separation from the Board or, if earlier, upon a change in control of the Company.

(13)
Includes 22,456 unvested restricted common shares.

(14)
Includes 22,456 unvested restricted common shares.

(15)
Excludes 45,823 phantom shares, which may only be distributed to Ms. McAneny on the first day of the year following her removal or separation from the Board or, if earlier, upon a change in control of the Company.

(16)
Includes 27,864 unvested restricted common shares.

(17)
Excludes 141,140 phantom shares, which may only be distributed to Mr. Strothotte on the first day of the year following his removal or separation from the Board or, if earlier, upon a change in control of the Company.

(18)
Messrs. Sonneborn and McFerran are each officers of our Manager and Mr. Nuttall is an executive of KKR. Accordingly, such individuals may be deemed to beneficially own 14,076 common shares owned by our Manager. Each such individual officer and director disclaims beneficial ownership of any such common shares in which they do not have a pecuniary interest.

 EXECUTIVE OFFICERS

        We are externally managed and advised by our Manager. Our Manager was formed in July 2004. All of our executive officers are employees of our Manager or one or more of its affiliates. The following sets forth certain information with respect to our executive officers:

Name	Age	Position
William C. Sonneborn(1)	42	President and Chief Executive Officer
Michael R. McFerran	40	Chief Operating Officer and Chief Financial Officer
Nicole J. Macarchuk	43	General Counsel and Secretary

(1)
For biographical information on Mr. Sonneborn see "Proposal One: Election of Directors".

        Michael R. McFerran.    Mr. McFerran has been our Chief Operating Officer since December 2008 and our Chief Financial Officer since November 2010. Mr. McFerran has been employed by our Manager since June 2005 and is our Manager's Chief Financial Officer. Prior to joining our Manager, Mr. McFerran spent the majority of his career at Ernst & Young in their financial services practice where he specialized in providing assurance and advisory services to a diverse mix of financial services firms. Additionally, prior to joining our Manager, Mr. McFerran held Vice President positions at both XL Capital Ltd. and American Express. Mr. McFerran holds an M.B.A. from the Haas School of Business at U.C. Berkeley and is a Certified Public Accountant.

        Nicole J. Macarchuk.    Ms. Macarchuk has been our General Counsel and Secretary since November 2010. Ms. Macarchuk has been employed by our Manager since July 2010 and is a Director and General Counsel to our Manager. Prior to joining us, Ms. Macarchuk was Co-General Counsel of Och-Ziff Capital Management Group LLC, a global institutional asset management firm from 2005 to April 2010. At Och-Ziff, Ms. Macarchuk was head counsel responsible for supporting the firm's global private equity, energy and transactional business groups and initiatives, as well as provided coverage to the U.S. public distressed debt and structured products business units and public equity business units with respect to transactional matters. Ms. Macarchuk was Counsel at O'Melveny & Myers LLP and O'Sullivan LLP from 1996 to 2005 where she focused on private equity transactions and fund formation. From 1993 to 1996, Ms. Macarchuk was an associate at White & Case where she focused on banking and corporate credit transactions. Ms. Macarchuk received a B.A. in Economics from Fordham University and a J.D., cum laude, from Fordham University Law School.

 EXECUTIVE COMPENSATION

        Because our Management Agreement provides that our Manager is responsible for managing our affairs, our executive officers, who are employees of our Manager or one or more of its affiliates, do not receive compensation from us or any of our subsidiaries for serving as our executive officers. Accordingly, we do not have employment agreements with our executive officers, we do not provide pension or retirement benefits, perquisites or other personal benefits to our executive officers and we do not have arrangements to make payments to our executive officers upon their termination or in the event of a change in control of the Company.

        Additionally, the Management Agreement does not require our executive officers to dedicate a specific amount of time to fulfilling our Manager's obligations to us under the Management Agreement. Accordingly, our Manager has informed us that it cannot identify the portion of the compensation awarded to our executive officers by our Manager that relates solely to their services to us, as our Manager does not compensate its employees specifically for such services.

        Because our executive officers do not receive compensation from us or any of our subsidiaries and because our Manager has informed us that it cannot identify the portion of the compensation awarded to our executive officers by our Manager that relates solely to their services to us, we do not provide executive compensation disclosure pursuant to Item 402 of Regulation S-K. As a result, the say-on-pay and say-on-when provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 are inapplicable to us.

The Management Agreement

        We are a party to the Management Agreement with our Manager pursuant to which our Manager provides for the day-to-day management of our operations.

        The Management Agreement requires our Manager to manage our business affairs in conformity with the investment guidelines that are approved by a majority of our independent directors. Our Manager's management of the Company is under the direction of our Board. Our Manager is responsible for (1) the selection, purchase and sale of our investments, (2) our financing and risk management activities and (3) providing us with investment advisory services.

        The Management Agreement expired on December 31, 2011, was automatically renewed for a one-year term expiring on December 31, 2012 and will be automatically renewed for a one-year term on each anniversary date thereafter. Our independent directors review our Manager's performance annually and the Management Agreement may be terminated annually (upon 180 day prior written notice) upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common shares, based upon (1) unsatisfactory performance by the Manager that is materially detrimental to us or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such a termination under clause (2) by accepting a mutually acceptable reduction of management fees. We must provide a 180 day prior written notice of any such termination and our Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        We may also terminate the Management Agreement without payment of the termination fee with a 30 day prior written notice for "cause", which is defined as:

  •
  our Manager's continued material breach of any provision of the Management Agreement following a period of 30 days after written notice thereof;

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  our Manager's fraud, misappropriation of funds, or embezzlement against us;

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  our Manager's gross negligence in the performance of its duties under the Management Agreement;

  •
  the commencement of any proceeding relating to our Manager's bankruptcy or insolvency;

  •
  the dissolution of our Manager; or

  •
  a change in control of our Manager.

"Cause" does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our Manager may terminate the Management Agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Furthermore, our Manager may decline to renew the Management Agreement by providing us with a 180 day prior written notice. Our Manager may also terminate the Management Agreement upon 60 days prior written notice if we default in the performance of any material term of the Management Agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our Manager the termination fee described above.

        We do not employ personnel and therefore rely on the resources and personnel of our Manager to conduct our operations. For performing these services under the Management Agreement, our Manager receives a base management fee and incentive compensation based on our performance. Our Manager also receives reimbursements for certain expenses, which are made on the first business day of each calendar month.

  Base Management Fee

        We pay our Manager a base management fee monthly in arrears in an amount equal to 1/12 of our equity, as defined in the Management Agreement, multiplied by 1.75%. We believe that the base management fee that our Manager is entitled to receive is generally comparable to the base management fee received by the managers of comparable externally managed specialty finance companies. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also serve as our executive officers, receive no compensation directly from us.

        For purposes of calculating the base management fee, our equity means, for any month, the sum of:

  •
  the net proceeds from any issuance of our common shares, after deducting any underwriting discount and commissions and other expenses and costs relating to the issuance;

  •
  the net proceeds of any issuances of preferred shares or trust preferred stock;

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  the net proceeds of any issuances of convertible debt issuances or other securities determined to be "equity" by our Board that are approved by our Board; and

  •
  our retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for the repurchases of our common shares.

        The foregoing calculation of the base management fee is adjusted to exclude special one-time events pursuant to changes in accounting principles generally accepted in the United States of America, or GAAP, as well as non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

        Our Manager is required to calculate the base management fee within 15 business days after the end of each month and deliver that calculation to us promptly. We are obligated to pay the base management fee within 20 business days after the end of each month. We may elect to have our Manager allocate the base management fee among us and our subsidiaries, in which case the fee would be paid directly by each entity that received an allocation.

        Our Manager is waiving base management fees related to the $230.4 million common share offering and $270.0 million common share rights offering that occurred during the third quarter of 2007 until such time as our common share closing price on the NYSE is $20.00 or more for five consecutive trading days. Accordingly, our Manager permanently waived approximately $8.8 million of base management fees during each of the years ended December 31, 2011, 2010 and 2009. For the year ended December 31, 2011, $26.3 million of base management fees were earned by our Manager.

  Reimbursement of Expenses

        Because our Manager's employees and affiliates perform certain legal, accounting and due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are no greater than those that would be paid to outside professionals or consultants negotiated on an arm's-length basis.

        We also pay all operating expenses, except those specifically required to be borne by our Manager under the Management Agreement. Our Manager is required to calculate its reimbursable expenses within 20 business days after the end of each month and deliver that calculation to us promptly. We are obligated to repay such expenses on the first business day of the month immediately following delivery, although such amount may be offset against amounts owed to us by our Manager. The expenses required to be paid by us include, but are not limited to, rent, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal, tax, accounting, consulting and auditing fees and expenses, the compensation and expenses of our directors, the cost of directors' and officers' liability insurance, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees and closing costs), expenses associated with other securities offerings of ours, expenses relating to making distributions to our shareholders, the costs of printing and mailing proxies and reports to our shareholders, costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors, costs incurred by employees of our Manager for travel on our behalf, the costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing, and custodial fees and expenses, expenses of our transfer agent, the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred by us or on our behalf. In addition, we will be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. Except as noted above, our Manager is responsible for all costs incident to the performance of its duties under the Management Agreement, including compensation of our Manager's employees and other related expenses, except that we may elect to have our Manager allocate expenses among us and our subsidiaries, in which case expenses would be paid directly by each entity that received an allocation.

        For the year ended December 31, 2011, we incurred reimbursable expenses to our Manager of $8.2 million.

  Incentive Compensation

        In addition to the base management fee, our Manager receives quarterly incentive compensation in an amount equal to the product of: (1) 25% of the dollar amount by which: (a) our Net Income, before incentive compensation, per weighted-average share of our common shares for such quarter, exceeds

(b) an amount equal to (A) the weighted-average of the price per share of the common stock of KKR Financial Corp. in its August 2004 private placement and the prices per share of the common stock of KKR Financial Corp. in its initial public offering and any subsequent offerings by KKR Financial Holdings LLC multiplied by (B) the greater of (i) 2.00% and (ii) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (2) the weighted average number of our common shares outstanding in such quarter. The foregoing calculation of incentive compensation is adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. The incentive compensation calculation and payment is made quarterly in arrears. For purposes of the foregoing: "Net Income" is determined by calculating the net income available to shareholders before non-cash equity compensation expense, in accordance with GAAP; and "Ten Year Treasury Rate" means the average of weekly average yield to maturity for United States Treasury securities (adjusted to a constant maturity of ten years) as published weekly by the Federal Reserve Board in publication H.15 or any successor publication during a fiscal quarter.

        Our ability to achieve returns in excess of the thresholds noted above in order for our Manager to earn the incentive compensation described in the preceding paragraph is dependent upon various factors, many of which are not within our control.

        Our Manager is required to compute the quarterly incentive compensation within 30 days after the end of each fiscal quarter, and we are required to pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of our Manager's written statement setting forth the computation of the incentive fee for such quarter. We may elect to have our Manager allocate the incentive fee among us and our subsidiaries, in which case the fee would be paid directly by each entity that received an allocation.

        For the year ended December 31, 2011, $34.2 million of incentive fees were earned by our Manager.

The Collateral Management Agreements

        An affiliate of our Manager has entered into separate collateral management agreements with KKR Financial CLO 2005-1, Ltd., or CLO 2005-1, KKR Financial CLO 2005-2, Ltd., or CLO 2005-2, KKR Financial CLO 2006-1, Ltd., or CLO 2006-1, KKR Financial CLO 2007-1, Ltd., or CLO 2007-1, KKR Financial CLO 2007-A, Ltd., or CLO 2007-A, KKR Financial CLO 2009-1, Ltd., or CLO 2009-1 and KKR Financial CLO 2011-1, or CLO 2011-1. The collateral management agreements provide for management and monitoring of each CLO's collateral and other responsibilities as provided by the indenture of such CLO. The collateral manager's fees are determined by the associated indenture documents and the collateral manager can defer or waive payment of such fees if notice is provided to the trustee. The collateral management agreements can be terminated without cause upon 90 days notice by the collateral manager or in the event that the Company becomes a registered investment company. The CLO issuers can terminate the agreement with cause upon 15 days notice.

        Previously, the collateral manager had waived the fees it earned for providing management services for the CLOs. Beginning April 2007, the collateral manager ceased waiving fees for CLO 2005-1 and beginning January 2009, the collateral manager ceased waiving fees for CLO 2005-2, CLO 2006-1, CLO 2007-1, CLO 2007-A and Wayzata Funding LLC, or Wayzata (restructured and replaced with CLO 2009-1 on March 31, 2009). However, starting in July 2009, the collateral manager reinstated waiving the CLO management fees for CLO 2005-2 and CLO 2006-1 and starting in 2010, the collateral manager reinstated waiving the CLO management fees for CLO 2007-A and CLO 2007-1. In addition, due to the deleveraging of CLO 2009-1 completed in July 2009 whereby all the senior notes were retired, the collateral manager is no longer entitled to receive fees for CLO 2009-1. The collateral manager does not receive fees for providing management services to CLO 2011-1. As such, the CLO management fees for all CLOs, except for CLO 2005-1, are being waived or are no longer entitled to be received as of December 31, 2011. For the year ended December 31, 2011, the collateral manager waived aggregate CLO management fees of $34.0 million and we recorded an expense for CLO management fees totaling $5.3 million.

2007 Share Incentive Plan

        We have adopted the 2007 Share Incentive Plan to provide incentives to employees (should we in the future have any employees), non-Excluded directors, our Manager and other service providers. The incentive plan is administered by the Compensation Committee. Unless terminated earlier, the 2007 Share Incentive Plan will terminate in 2015, but will thereafter continue to govern unexpired awards. As of December 31, 2011, we had made the following grants under the 2007 Share Incentive Plan: 4,852,274 restricted common shares, 1,932,279 common share options that remained outstanding and 57,500 common share options that were already exercised. As of December 31, 2011, a total of 1,747,572 shares were available for future equity grants under our 2007 Share Incentive Plan. Furthermore, the number of common shares that may be issued during the plan's life will increase by 125,000 common shares on an annual basis to provide for annual awards of restricted common shares to our non-Excluded Directors.

        The 2007 Share Incentive Plan permits the granting of options to purchase common shares intended to qualify as incentive stock options under the Internal Revenue Code, and common share options that do not qualify as incentive stock options. The exercise price of each common share option may not be less than 100% of the fair market value of our common shares on the date of grant. The Compensation Committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee.

        The 2007 Share Incentive Plan also permits the grant of our common shares in the form of restricted common shares. A restricted common share award is an award of common shares that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. The common shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. Unrestricted common shares, which are common shares awarded at no cost to the participant or for a purchase price determined by the Compensation Committee, may also be issued under the 2007 Share Incentive Plan.

        The Compensation Committee may also grant our common shares, common share appreciation rights, performance awards and other common share and non-common share-based awards under the 2007 Share Incentive Plan. These awards may be subject to such conditions and restrictions as the Compensation Committee may determine. Each award under the 2007 Share Incentive Plan may not be exercisable more than 10 years after the date of grant.

        Our Board may at any time amend, alter or discontinue the 2007 Share Incentive Plan, but cannot, without a participant's consent, take any action that would diminish the rights of such participant under any award granted under the 2007 Share Incentive Plan. To the extent required by law, our Board will obtain approval of the holders of common shares for any amendment that would, other than through adjustment as provided in the incentive plan:

  •
  increase the maximum number of our common shares available for issuance under the 2007 Share Incentive Plan;

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  change the class of eligible participants under the 2007 Share Incentive Plan; or

  •
  otherwise require such approval.

        The 2007 Share Incentive Plan provides that the Compensation Committee has the discretion to provide that all or any outstanding common share options and common share appreciation rights will become fully exercisable, all or any outstanding common share awards will become vested and transferable and all or any outstanding performance common shares and incentive awards will be earned, all or any outstanding awards may be cancelled in exchange for a payment of cash and/or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2007 Share Incentive Plan if there is a change in control of us. A change in control is defined by the plan as our dissolution, the sale or disposition of substantially all of our assets, the acquisition by one person or group of a majority of our voting shares, a change in the majority of the Board or the adoption of a Board resolution that a change of control has effectively occurred, except that no change of control will result from a transaction with our Manager or any affiliate of our Manager.

        The Compensation Committee may make additional grants of common share options and restricted common shares in the future. Factors that may be considered by the Compensation Committee in determining to grant additional awards include the following:

  •
  the total return realized by investors in our common shares;

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  the price to earnings ratio of our common shares compared to that of our peers;

  •
  the successful completion of future equity offerings;

  •
  recommendations of compensation consultants retained by the Compensation Committee;

  •
  the successful completion of significant projects or initiatives;

  •
  our results of operations relative to our peers;

  •
  our management of credit, market and operating risk; and

  •
  competitive factors including the compensation received by our Manager for managing investment funds with similar investment strategies.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes the total number of securities outstanding in the incentive plan and the number of securities remaining for future issuance, as well as the weighted average exercise price of all outstanding securities as of December 31, 2011.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(1)
Equity compensation plan not approved by shareholders	1,932,279	$20.00	1,747,572

(1)
The 2007 Share Incentive Plan authorizes a total of 8,589,625 shares that may be used to satisfy awards including restricted shares and share options. As of December 31, 2011, 4,852,274 restricted shares were already issued, 1,932,279 common share options were outstanding and 57,500 common share options were already exercised. Shares which are subject to awards that terminate, lapse or are cancelled may again be used to satisfy awards under the 2007 Share Incentive Plan. Each January 1, an additional 125,000 shares become available solely to satisfy restricted share awards made pursuant to the 2007 Share Incentive Plan to non-employee directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities, or Reporting Persons, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. These Reporting Persons are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC. Based on the review of filings made with the SEC and representations made by the Reporting Persons, we believe that the following Section 16(a) filings were filed late: Messrs. Finigan, Hubbard and Strothotte and Ms. McAneny were each late filing a Form 4 for a January 14, 2011 transaction, which Forms 4 were subsequently filed on January 20, 2011.

COMPENSATION COMMITTEE MATTERS

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Executive Compensation section with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the Executive Compensation section be included in the Company's proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee Deborah H. McAneny, Chairwoman Tracy L. Collins Vincent Paul Finigan Willy R. Strothotte

Options and Restricted Share Rewards

        In addition to the grants of restricted common shares to our directors described above under "Director Compensation", on January 21, 2011 the Compensation Committee granted our Manager 240,845 restricted common shares that vest in one quarter increments on March 1, 2012, 2013, 2014 and 2015.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are Tracy L. Collins, Vincent Paul Finigan, Deborah H. McAneny and Willy R. Strothotte. None of the members of the Compensation Committee is our current or former officer or employee. During 2011, none of our executive officers served as members of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of any entity that had one or more executive officers who served on our Board or our Compensation Committee. As a result, there are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

AUDIT COMMITTEE MATTERS

Audit Committee Report

        The Audit Committee of the Board of Company reviews the Company's financial reporting process, its system of internal controls, its audit process and its process for monitoring compliance with laws and regulations. Each of the four Audit Committee members satisfies the definition of independent director as established in the NYSE listing standards and applicable SEC regulations. The Audit Committee has reviewed the audited consolidated financial statements of the Company and discussed such statements with management. The Audit Committee has discussed with Deloitte, the Company's independent registered public accounting firm during the year 2011, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee received from Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee regarding independence and discussed with Deloitte its independence. Based on its review of the written disclosures and the letter regarding Deloitte's independence and its discussions with Deloitte, the Audit Committee has determined that Deloitte's provision to the Company of various non-audit services for the year 2011 is compatible with maintaining its independence. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and be filed with the SEC. The Audit Committee also appointed Deloitte to serve as the Company's independent registered public accounting firm for the year 2012.

        This report of the Audit Committee shall not be deemed to be soliciting material or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that this information be treated as soliciting material or specifically incorporates this information by reference, nor shall it be deemed filed under such Acts.

Audit Committee Ross J. Kari, Chairman Tracy L. Collins Robert L. Edwards R. Glenn Hubbard Scott A. Ryles

Principal Accounting Fees and Services

        The aggregate fees and expenses billed by Deloitte for professional services rendered for the years ended December 31, 2011 and December 31, 2010 are set forth below.

	2011	2010
Audit Fees	$1,402,200	$1,301,600
Audit-Related Fees	319,350	115,000
Tax Fees	485,763	483,379
All Other Fees	—	—

Total Fees	$2,207,313	$1,899,979

        Audit Fees were for the audits of our annual consolidated financial statements included in our Annual Report, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, other assistance required to complete the year-end audits and other services rendered for comfort letters, consents and other assistance with our equity and bond offerings.

        Audit-Related Fees include reviewing covenant compliance calculations and XBRL-related services.

        Tax Fees were for services rendered related to tax compliance and reporting.

        All Other Fees would include services not otherwise described above—none were incurred in 2011 or 2010.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

        The Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent public accounting firms to ensure that the work does not compromise its independence in performing audit services. The term of any general pre-approval is twelve months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee may revise the list of general pre-approved services from time to time. Unless a service to be provided by the independent public accounting firm falls within a pre-approved type of service, specific pre-approval by the Audit Committee will be required. Any proposed services falling within a pre-approved type of service but exceeding pre-approved fee levels for that type of service will also require specific pre-approval by the Audit Committee. The Audit Committee delegates pre-approval authority to its chair and may delegate pre-approval authority to one or more of its other members. The chair and any other member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All services provided by Deloitte in 2011 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships With The Manager

        As of March 5, 2012, our Manager and its affiliated entities and our Manager's executive officers collectively owned approximately 0.3% of our common shares on a fully diluted basis, including approximately 0.2% of our outstanding common shares beneficially owned by our director and Chief Executive Officer, William C. Sonneborn, who is an executive at KKR, Chief Executive Officer of our Manager and serves as a member of our Manager's investment committee. In addition, as of March 5, 2012 our chairman, Paul M. Hazen, who is chairman of Accel-KKR, beneficially owned approximately 0.3% of our outstanding common shares on a fully diluted basis, and our director, Scott C. Nuttall, who is an executive at KKR, beneficially owned approximately 0.2% of our outstanding common shares on a fully diluted basis. For purposes of computing the percentage of our common shares owned by any person or persons on a fully diluted basis, we assume the exercise of all common share options beneficially owned by such person or persons, as the case may be. Furthermore, our Manager is wholly owned by KKR Asset Management LLC, which is wholly owned by KKR. As a result, the Management Agreement was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

        We are a party to the Management Agreement with our Manager pursuant to which our Manager provides for the day-to-day management of our operations. We do not have any employees and therefore rely on the resources and personnel of our Manager to conduct our operations. For performing services under the Management Agreement, our Manager receives a base management fee and incentive compensation based on our performance. The Manager also receives reimbursement for certain expenses. For the year ended December 31, 2011, our Manager earned $26.3 million in base management fees and $34.2 million in incentive fees. We are required to reimburse our Manager for certain expenses incurred on our behalf during any given year. For the year ended December 31, 2011, we reimbursed our Manager for allocable general and administrative expenses of $8.2 million. So long as the Management Agreement remains in effect, we are required to continue to make monthly payments of the base management fee and, if applicable, quarterly payments of incentive compensation to the Manager, and to reimburse the Manager for certain expenses. The base management fee is calculated as a percentage of our equity (as defined in the Management Agreement) and the incentive compensation is based upon our quarterly net income and, as a result, we cannot quantify the amount of those fees that will be payable in the future. For additional information about the Management Agreement, including additional information on how the base management fee and incentive compensation are calculated, see "Executive Compensation—The Management Agreement".

        An affiliate of our Manager has entered into separate management agreements with the respective investment vehicles for CLO 2005-1, CLO 2005-2, CLO 2006-1, CLO 2007-1, CLO 2007-A, CLO 2009-1 and CLO 2011-1 and is entitled to receive fees for the services performed as collateral manager for all of these CLOs, except for CLO 2009-1 and CLO 2011-1. Previously, the collateral manager had waived the fees it earned for providing management services for our CLOs. Beginning April 2007, the collateral manager ceased waiving fees for CLO 2005-1 and beginning January 2009, the collateral manager ceased waiving fees for CLO 2005-2, CLO 2006-1, CLO 2007-1, CLO 2007-A and Wayzata (restructured and replaced with CLO 2009-1 on March 31, 2009). However, starting in July 2009, the collateral manager reinstated waiving the CLO management fees for CLO 2005-2 and CLO 2006-1 and starting in 2010, the collateral manager reinstated waiving the CLO management fees for CLO 2007-A and CLO 2007-1. In addition, due to the deleveraging of CLO 2009-1 completed in July 2009 whereby all the senior notes were retired, the collateral manager is no longer entitled to receive fees for CLO 2009-1. The collateral manager does not receive fees for providing management services to CLO 2011-1. As such, the CLO management fees for all CLOs, except for CLO 2005-1, are being waived or are no longer entitled to be received as of December 31, 2011. For the year ended December 31, 2011, the collateral manager waived aggregate CLO management fees of $34.0 million and we recorded an expense for CLO management fees totaling $5.3 million.

Relationships With KKR; Other Relationships and Related Transactions

        In the ordinary course of business, we invest in entities that are affiliated with KKR. As of December 31, 2011, our investments in KKR affiliated companies consisted of $2.4 billion par amount, which is primarily comprised of $168.1 million par amount of corporate debt securities and $2.2 billion par amount of corporate loans. Our Board has adopted a set of amended and restated investment guidelines and procedures, or the Investment Policies, to govern our relationship with KKR. The Investment Policies referred to below are those that were adopted by our Board on July 28, 2011. In addition to the policies described below, our Manager has adopted policies and guidelines related to affiliate transactions and relationships that are designed to address conflicts that may arise from such situations.

        Pursuant to the Investment Policies, we are required to seek the approval of the majority of the independent members of our Board or the Affiliated Transactions Committee before making any investment in an entity affiliated with KKR. Notwithstanding the foregoing, the Affiliated Transactions Committee Charter provides that certain of our investments in securities of companies affiliated with KKR are deemed to be pre-approved by the Affiliated Transactions Committee, including:

  •
  any individual debt investment purchased by the Company, either directly or through a joint financing transaction vehicle, that would not result in the Company, KKR and any affiliates of KKR (including any funds or accounts managed and/or controlled by any such entity, but other than the private equity investment creating the affiliation) collectively owning an economic interest in more than 19.9%, or the Threshold, of the outstanding par amount of a single tranche or class of a loan or a security, each, a Security, of a company that is affiliated with funds advised by the private equity business of KKR, or a Portfolio Company;

  •
  any investment existing prior to April 29, 2010 in excess of the Threshold, provided that any additions to such investment will require approval of the Affiliated Transactions Committee; and

  •
  the purchase by the Company of any additional loan or security (including any debt or equity security) of a company or any Affiliate of such company, either directly or through a joint financing transaction vehicle, if the Company previously acquired any loan or security in such company pursuant to a transaction or series of transactions that (i) were approved by the Affiliated Transactions Committee and/or (ii) did not require the Affiliated Transactions Committee's approval under its Charter, provided that such follow-on investment was approved by, or in the judgment of the Manager is consistent with the investment thesis approved by, the Manager's investment committee as part of its approval of such original investment and such follow-on investment is purchased by the Company and other participating KKR Affiliates on a pro rata basis, at the same pricing terms, and otherwise in accordance with the Manager's Allocation Policy and Conflicts of Interest Policy.

        Notwithstanding the pre-approval policies described above, the Affiliated Transactions Committee Charter provides that the following investments and transactions require majority approval of the Affiliated Transactions Committee and will not be deemed to be pre-approved:

  •
  any investment in a debt Security of a Portfolio Company that (i) has a price below 80 and such price is at least 10 points below the average price for a Security on the index which is most applicable to such Security, (ii) is rated Caa3 or lower by Moody's Investors Service, or Moody's, or CCC- or lower by Standard & Poor's Ratings Service, or S&P, or (iii) is rated Caa2 by Moody's or CCC by S&P and such Security is also on negative watch;

  •
  any joint financing transaction in which any affiliate of the Manager is investing contemporaneously with the Company or is an existing investor in the applicable vehicle (other than any such investments existing prior to April 29, 2010, provided that any additions to such investments will require approval of the Affiliated Transactions Committee);

  •
  any amendment sought from the Company with respect to a debt Security of a Portfolio Company that adversely affects, alters or changes the economics, powers, preferences or special rights of such Security, excluding any amendment that the Manager reasonably believes would be in the best interests of the Company and to which one of the following conditions applies: (i) unusual or exigent circumstances then exist which in the reasonable opinion of the Manager make it impracticable to obtain the prior approval of the Affiliated Transactions Committee (provided that the Manager must timely inform the Affiliated Transactions Committee of any amendment entered into in reliance on this exception); (ii) the granting of, or failure to grant, such amendment would not be material to the Company's investment in the applicable Security; or (iii) the Manager reasonably believes that the Company's granting of, or failure to grant, such amendment would not affect whether or not such amendment is approved by the requisite number of holders of the applicable Security;

  •
  any transaction between the Company and any other fund or account managed by the Manager or KKR, excluding certain transactions between the Company and structured finance vehicles managed by the Manager for which the overcollateralization ratio in the most junior overcollateralization test contained in the indenture governing such vehicle is greater than 100%;

  •
  any investment if any of the following criteria are met: (i) the investment is a type of investment that our Manager's investment committee has a current policy of disfavoring as a general matter; (ii) in our Manager's judgment, the structure or pricing of the investment is worse than relevant market comparables; (iii) the investment is not being offered generally to other potential investors on the same or less favorable terms; (iv) in our Manager's judgment, the transaction would not be fully subscribed in the absence of our investment; or (v) in connection with the investment our Manager or an affiliate of our Manager would receive any direct or indirect economic benefit, other than in the capacity of investment manager or general partner of a fund or account, in connection with transaction fees (including but not limited to arrangement, syndication or underwriting fees), or any similar compensation; and

  •
  any investment where, after giving effect to the investment, the aggregate amount of our investments consisting of investments in entities affiliated with KKR or that would otherwise constitute "affiliated transactions" would exceed a percentage established from time to time by a majority of our independent directors or by the Affiliated Transactions Committee (such percentage to initially equal 50% of all of our investments excluding residential mortgage loans and mortgage-backed securities).

Related Parties Transactions

        We have implemented several measures to ensure that potential transactions do not conflict with our best interests and any such transaction is reviewed by the Board. Our approach includes (1) review of opportunities submitted voluntarily under our Code of Ethics and evaluated by our Audit Committee and (2) identification of related party transactions by management and review of such transactions by the Affiliated Transactions Committee. These standards are described in writing in the Code of Ethics and the Affiliated Transactions Committee Charter, each of which is available on our website at http://ir.kkr.com/kfn_ir/kfn_governance.cfm under the captions "Code of Business Conduct and Ethics" and "Affiliated Transactions Committee Charter," respectively.

        We have implemented a Code of Ethics that sets forth various policies and procedures designed to promote ethical behavior by the directors, officers and employees of the Company and the Manager, if applicable. Our Code of Ethics defines conflicts of interest and requires all directors and executive officers of the Company to disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict to the Chairman of the Audit Committee. No action may be taken with respect to such transaction or relationship unless and until such action has been approved by the Audit Committee.

        The Board has also delegated its responsibility for evaluating transactions in which a Related Party has, or will have, a direct or indirect material interest. For the purposes of our Code of Ethics, a 'Related Party' is defined as KKR, any entity that is controlled by or under the common control of KKR including, without limitation, the Manager, any executive officer, director or director nominee of, or any beneficial owner of 5% or more of any equity interest of, the Company, KKR or any of its Affiliates, including the Manager, or member of the immediate family of any of the foregoing related persons or any entity in which any of the foregoing persons has, or will have, a direct or indirect material interest. Our management is responsible for determining when a Related Party transaction may occur and requesting approval by the Affiliated Transactions Committee.

        Our Board has the authority, in its sole discretion, to grant exemptions from the ownership limitations contained in our Operating Agreement upon determining that granting such exemption will not adversely affect the ability of KKR Financial Holdings II, LLC, our wholly owned subsidiary, to maintain its qualification as a real estate investment trust for United States federal income tax purposes, and subject to such representations, covenants and undertakings as it may deem appropriate.

        On March 1 2012, restricted share grants previously awarded by our Manager to William Sonneborn, our Chief Executive Officer, Michael McFerran, our Chief Financial Officer and Chief Operating Officer, and Nicole Macarchuk, our General Counsel and Secretary, vested. As a result of such vesting, certain withholding tax obligations, or the Withholding Taxes, arose. Under the terms of the award agreements applicable to the vesting shares, Mr. Sonneborn, Mr. McFerran and Ms. Macarchuk agreed to allow our Manager to withhold 5,914, 2,171 and 2,179 common shares, respectively, which reflects the number of common shares equal to the value of the Withholding Taxes at the common share closing price on the business day immediately preceding the date on which the Withholding Taxes arose. In connection with the vesting, Mr. Sonneborn, Mr. McFerran and Ms. Macarchuk agreed that in lieu of our Manager withholding vested shares, each of Mr. Sonneborn, Mr. McFerran and Ms. Macarchuk would transfer to us the number of shares that would have been withheld pursuant to the restricted share award agreements. Our Manager agreed to pay the Withholding Taxes and we agreed to pay our Manager a per share price of $9.35 for the shares transferred to us by Mr. Sonneborn, Mr. McFerran and Ms. Macarchuk, which payment resulted in an aggregate payment of $55,295.90 in respect of the shares transferred by Mr. Sonneborn, $20,298.85 in respect of the shares transferred by Mr. McFerran and $20,373.65 in respect of the shares transferred by Ms. Macarchuk. Our Board and the Compensation Committee approved the foregoing transactions.

PROPOSALS BY HOLDERS OF SHARES FOR THE NEXT ANNUAL MEETING

        Proposals by holders of our common shares intended to be presented at the 2013 annual meeting of holders of our common shares must be received by us no later than November 16, 2012 in order to be considered for inclusion in our proxy statement relating to the 2013 annual meeting pursuant to Rule 14a-8 under the Exchange Act.

        For a proposal of a holder of shares to be presented at the 2013 annual meeting of holders of our common shares, other than a proposal of a holder of our common shares included in the proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices in the timeframe as provided in our Operating Agreement. To be timely, such notice shall set forth all relevant information required under Section 9.11(a) of our Operating Agreement and shall be delivered no earlier than October 13, 2012 nor later than 5:00 p.m., Eastern Time, on November 13, 2012; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the holder of shares to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. However, in the event our Board increases the number of directors in accordance with our Operating Agreement, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of mailing of the notice of the preceding year's annual meeting, a holder of shares' notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at our principal executive office not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by us. The public announcement of a postponement or adjournment of an annual meeting does not commence a new time period for the giving of a holder of shares' notice as described above.

 OTHER MATTERS

        Our Board knows of no matter to be presented at the Annual Meeting other than those set forth in the notice of meeting and described in this proxy statement. If, however, any other business should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their discretion.

ANNUAL REPORT

        Our financial statements for the year ended December 31, 2011 are included in our 2011 Annual Report to Shareholders, which we are providing to our shareholders at the same time as this Proxy Statement.

        You may also obtain, free of charge, a copy of our Annual Report:

By mail:	KKR Financial Holdings LLC Attn: Investor Relations 555 California Street, 50th Floor San Francisco, California 94104
Online:	KKR Financial Holdings: ir.kkr.com/kfn_ir/kfn_annuals.cfm SEC: http://www.sec.gov

Dated: March 13, 2012
San Francisco, California

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M42756-P21277

KKR FINANCIAL HOLDINGS LLC
Annual Meeting of Shareholders
April 25, 2012 09:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints William C. Sonneborn, Michael R. McFerran and Nicole J. Macarchuk, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of KKR Financial Holdings LLC (the “Company”) Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 25, 2012 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

KKR FINANCIAL HOLDINGS LLC 555 CALIFORNIA ST.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

50TH FLOOR
SAN FRANCISCO, CA 94104

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M42755-P21277	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

KKR FINANCIAL HOLDINGS LLC			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
The Board of Directors recommends you vote
FOR the following:			☐	☐	☐

1. Election of Directors

Nominees:

01)	Tracy L. Collins	07)	Ely L. Licht
02)	Robert L. Edwards	08)	Deborah H. McAneny
03)	Vincent Paul Finigan	09)	Scott C. Nuttall
04)	Paul M. Hazen	10)	Scott A. Ryles
05)	R. Glenn Hubbard	11)	William C. Sonneborn
06)	Ross J. Kari	12)	Willy R. Strothotte

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2. To ratify the Audit Committee’s appointment of Deloitte & Touche LLP as KKR Financial Holdings LLC’s independent registered public accounting firm for the year ending December 31, 2012.							☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date